Exhibit 10.43

AMENDMENT TO

EXECUTIVE EMPLOYMENT AGREEMENT

This AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT (“Amendment”) is made and entered into as of the 30 day of DECEMBER, 2008 by and between QUINTILES TRANSNATIONAL CORP., a North Carolina corporation (the “Company”), and JOHN D. RATLIFF (“Executive”).

WHEREAS, Executive is currently employed under an Executive Employment Agreement with the Company, dated June 14, 2004 (the “Employment Agreement”), and currently serves as Executive Vice President and Chief Operating Officer, directly reporting to the Chairman and Chief Executive Officer of the Company;

WHEREAS, the Company and Executive amended the Employment Agreement by a letter to Executive from Michael Mortimer on behalf of the Company dated September 19, 2006 (the “Letter Agreement”);

WHEREAS, the Company and Executive desire to amend further the Employment Agreement to memorialize new compensation arrangements approved by the Company’s Board of Directors in November 2006 and December 2007 and to evidence compliance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder (collectively, “Section 409A”); and

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive agree that the Employment Agreement, as amended by the Letter Agreement (the “Amended Employment Agreement”) shall be further amended as follows:

1. COMPENSATION. Section 3, COMPENSATION, of the Amended Employment Agreement is deleted in its entirety and the following Section is inserted in lieu thereof:

3. COMPENSATION.

3.1 Base Salary. Executive’s annual salary for all services rendered shall be Five Hundred Fifty Thousand and No/100 Dollars ($550,000.00) (less any applicable taxes and withholdings), payable in accordance with the Company’s policies, procedures, and practices as they may exist from time to time. Executive’s salary may be reviewed and is subject to adjustment in accordance with the Company’s policies, procedures, and practices as they may exist from time to time.

3.2 Performance Incentive Plan. Executive may participate on a basis commensurate with his position as a senior executive officer, as determined by the Company, in the Quintiles Performance Incentive Plan. For the year 2008, Executive is eligible to participate at a target level of one hundred percent (100%) of his annual base salary. This target level may be increased or decreased in subsequent years at the discretion of the Company. Beginning with the year 2008, the Performance Incentive Plan cap shall increase to two hundred percent (200%) of target, based on Company and personal performance. Any Bonus paid to Executive shall be less applicable withholdings and shall be distributed pursuant to policies as determined by the Company, but in no event later than March 15 of the calendar year following the calendar year in which such Bonus was earned.

3.3 Annual Executive Allowance. Each year during the term of this Amended Employment Agreement, Executive shall be entitled to receive payment of Thirty Thousand and No/100 Dollars ($30,000.00), less any applicable taxes and withholdings, as an Executive Allowance. The Executive Allowance shall be paid in substantially equal installment payments in accordance with the Company’s normal payroll practices. This Executive Allowance is intended to be used for miscellaneous expenses and allowances previously provided by the Company such as car allowance, tax return preparation fees, financial planning fees, legal fees, and the micropurchase plan.

3.4 Other Benefits. Executive may participate in all medical, dental and disability insurance, 401(k), pension, personal leave, and other benefit plans and programs provided by the Company to other employees at Executive’s level except that Executive may not receive severance payments other than as specified in this Amended Employment Agreement; provided, however, that Executive’s participation in such benefit plans and programs is subject to the applicable terms, conditions and eligibility requirements of these plans and programs, some of which are in the plan administrator’s discretion, as they may exist from time to time.

3.5 Business Expenses. Executive shall be reimbursed for reasonable and necessary expenses actually incurred by him in performing services under this Amended Employment Agreement in accordance with and subject to the terms and conditions of the applicable Company reimbursement policies, procedures, and practices as they may exist from time to time. Expenses covered by this provision include, but are not limited to, travel, entertainment, professional dues and subscriptions, and dues, fees, and expenses associated with membership in various professional and business and civic associations in which Executive’s participation is in the Company’s best interest. All such reimbursements shall be made no later than March 15 of the calendar year following the calendar year in which the expenses were incurred.

3.6 Modifications or Revisions of Benefit Plans and Programs. Nothing in this Amended Employment Agreement shall require the Company to create, continue, or refrain from amending, modifying, revising, or revoking any of the plans, programs, or benefits set forth in Sections 3.2 through 3.5. Any amendments, modifications, revisions, and revocations of these plans, programs, and benefits shall apply to Executive.

3.7 Offset for Disability Payments. If, at any time, during which Executive is receiving salary or post-termination payments from the Company, he receives payments on account of mental or physical disability from any Company-provided plan, then the Company, at its discretion, may reduce his salary or post-termination payments by the amount of such disability payments.”

2. TERM OF EMPLOYMENT. Section 4, TERM OF EMPLOYMENT, of the Amended Employment Agreement shall be amended as follows:

Executive’s Right to Terminate for a Breach by the Company. Section 4.4 of the Amended Employment Agreement is deleted in its entirety and the following Section is inserted in lieu thereof:

“4.4 Executive may terminate employment in the event the Company materially breaches this Agreement if: (i) Executive provides the Company with written notice of the material breach of this Agreement within ninety (90) days of the initial actions or inactions of the Company giving rise to such breach; (ii) the Company has not cured such breach within ninety (90) days of such notice (“Cure Period”); and (iii) if the Company fails to cure such breach, Executive terminates employment under this Agreement within ninety (90) days of the expiration of the Cure Period.”

3. COMPENSATION AND BENEFITS UPON TERMINATION. Section 5, COMPENSATION AND BENEFITS UPON TERMINATION, of the Amended Employment Agreement shall be amended as follows:

(a)	Termination by the Company Without Cause or for Non-Renewal or by the Executive for a Material Breach. Section 5.2 (iii) of the Amended Employment Agreement is deleted in its entirety and the following Section is inserted in lieu thereof:

“(iii) subject to Executive’s compliance with Sections 6, 7, 8 and 9, and subject to Sections 3.7 and 5.5, an amount equal to the sum of 1.55 times his then current monthly base salary (less applicable withholdings) multiplied by thirty six (36), plus an amount equal to three times his Annual Executive Allowance under Section 3.3, such sum to be payable in lump sum (less applicable withholdings) within ten (10) calendar days following the effective date of the general release required by Section 5.5, but not later than ninety (90) days following termination.”

(b)	Benefit Continuation. Section 5.3 of the Amended Employment Agreement is deleted in its entirety and the following Section is inserted in lieu thereof:

“5.3 In the event Executive is receiving payments under Section 5.2 of the Amended Employment Agreement, and subject to Executive’s compliance with Sections 6, 7, 8 and 9, and subject to Sections 3.7 and 5.5, Executive shall be entitled to a lump sum payment equal to thirty six (36) multiplied by the Company’s monthly cost for providing the type of medical, dental, vision, long term disability and term life insurance coverage, as applicable, in effect for Executive (e.g., family coverage vs. employee-only coverage) at the time of his termination, payable in a one-time lump sum payment, less any applicable tax withholdings, within ten (10) calendar days following the effective date of the general release required by Section 5.5, but not later than ninety (90) days following termination from employment. Any payment under this section that is includible in Executive’s gross income shall be increased by an additional amount equal to the Federal income tax applicable to such payment determined by applying the highest marginal Federal tax rate in effect at the payment date. Executive shall bear full responsibility for applying for COBRA continuation coverage and for obtaining coverage under any other insurance policy following termination of employment, and nothing herein shall constitute a guarantee of COBRA continuation coverage or benefits or a guarantee of eligibility for health, dental, long term disability or term life insurance coverage.”

(c)	Release of Claims as a Condition of Payment from the Company. Section 5.5 of the Amended Employment Agreement is deleted in its entirety and the following Section is inserted in lieu thereof:

“5.5 Notwithstanding any provision of this Amended Employment Agreement to the contrary, the Company’s obligation to provide the payments and benefits under Sections 5.2 and 5.3 of this Amended Employment Agreement is conditioned upon Executive’s execution of an enforceable release of claims and his compliance with Sections 6, 7, 8 and 9 of this Amended Employment Agreement. If Executive chooses not to execute such a release or fails to comply with these sections, then the Company’s obligation to compensate him ceases on the effective termination date except as to amounts due at the time and any amount subsequently due pursuant to the plan described in Section 3.2. The release of claims shall be provided to Executive within thirty (30) days of his separation from service and Executive must execute it within the time period specified in the release (which shall not be longer than forty five (45) days from the date of receipt). Such release shall not be effective until any applicable revocation period has expired.”

4. SECTION 409A OF THE INTERNAL REVENUE CODE. The following provisions shall be added to the end of the Amended Employment Agreement as Section 19:

“19 Section 409A of the Internal Revenue Code

19.1 Parties’ Intent. The parties intend that the provisions of this Amended Employment Agreement comply with the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder (collectively, “Section 409A”) and all provisions of this Amended Employment Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. If any provision of this Amended Employment Agreement (or of any award of compensation, including equity compensation or benefits) would cause Executive to incur any additional tax or interest under Section 409A, the Company shall, upon the specific request of Executive, use its reasonable business efforts to in good faith reform such provision to comply with Code Section 409A; provided, that to the maximum extent practicable, the original intent and economic benefit to Executive and the Company of the applicable provision shall be maintained, and the Company shall have no obligation to make any changes that could create any additional economic cost or loss of benefit to the Company. The Company shall timely use its reasonable business efforts to amend any plan or program in which Executive participates to bring it in compliance with Section 409A. Notwithstanding the foregoing, the Company shall have no liability with regard to any failure to comply with Section 409A so long as it has acted in good faith with regard to compliance therewith.

19.2 Separation from Service. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Amended Employment Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination also constitutes a “Separation from Service” within the meaning of Section 409A and, for purposes of any such provision of this Amended Employment Agreement, references to a “termination,” “termination of employment,” “separation from service” or like terms shall mean Separation from Service.

19.3 Separate Payments. Each installment payment required under this Amended Employment Agreement shall be considered a separate payment for purposes of Section 409A.

19.4 Delayed Distribution to Key Employees. If the Company determines in accordance with Sections 409A and 416(i) of the Code and the regulations promulgated thereunder, in the Company’s sole discretion, that Executive is a Key Employee of the Company on the date his/her employment with the Company terminates and that a delay in benefits provided under this Amended Employment Agreement is necessary to comply with Code Section 409A(A)(2)(B)(i), then any severance payments and any continuation of benefits or reimbursement of benefit costs provided by this Amended Employment Agreement, and not otherwise exempt from Section 409A, shall be delayed for a period of six (6) months following the date of termination of Executive’s employment (the “409A Delay Period”). In such event, any severance payments and the cost of any continuation of benefits provided under this Amended Employment Agreement that would otherwise be due and payable to Executive during the 409A Delay Period shall be paid to Executive in a lump sum cash amount in the month following the end of the 409A Delay Period. For purposes of this Amended Employment Agreement, “Key Employee” shall mean an employee who, on an Identification Date (“Identification Date” shall mean each December 31) is a key employee as defined in Section 416(i) of the Code without regard to paragraph (5) thereof. If Executive is identified as a Key Employee on an Identification Date, then Executive shall be considered a Key Employee for purposes of this Amended Employment Agreement during the period beginning on the first April 1 following the Identification Date and ending on the following March 31.”

5. COUNTERPARTS. This Amendment may be executed in counterparts, each of which shall be an original, with the same effect as if the signatures affixed thereto were upon the same instrument.

6. DEFINITIONS. All terms used in this Amendment shall have the same definitions as used in the Amended Employment Agreement, unless otherwise provided herein. All references to “Amended Employment Agreement” shall include all modifications made by this Amendment, unless provided otherwise.

7. EFFECT OF AMENDMENT. Except as amended hereby, the Amended Employment Agreement shall remain in full force and effect and is hereby ratified and confirmed by the Company and Executive in all respects.

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IN WITNESS WHEREOF, this Amendment has been duly executed as of the day and year set forth above.

QUINTILES TRANSNATIONAL CORP.

By:	/s/ Michael Mortimer
	Name:	Michael Mortimer
	Title:	Executive Vice President and Chief Administrative Officer

EXECUTIVE:

/s/ John D. Ratliff
John D. Ratliff

SUPPLEMENT TO

EXECUTIVE EMPLOYMENT AGREEMENT

This supplements that certain Executive Employment Agreement by and between QUINTILES TRANSNATIONAL CORP. and JOHN D. RATLIFF dated June 14, 2004, as amended (the “Employment Agreement”). Pursuant to this supplement, if John D. Ratliff retires, elects not to renew his Employment Agreement or otherwise voluntarily departs from service to Quintiles, he shall be entitled to the same benefits as the benefits owed to Mr. Ratliff had he been terminated without “Cause,” as described in the Employment Agreement, including cash severance payments, insurance benefits and executive allowance benefits (each as described more fully in Mr. Ratliff’s Employment Agreement), which shall be calculated and payable upon the same terms and subject to the same conditions (as set forth in his Employment Agreement) following the date his employment relationship with Quintiles ends.

QUINTILES TRANSNATIONAL CORP.

By:

Name:

Title:

Date:

EXECUTIVE:

John D. Ratliff

Date: